Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated August 19, 2003, accompanying the consolidated financial statements of Ace Cash Express, Inc. and subsidiaries included in the Annual Report on Form 10-K for the year ended June 30, 2003, which is incorporated by reference in this Registration Statement. We hereby consent to the incorporation by reference of the aforementioned report in this Registration Statement on Form S-8 pertaining to the Ace Cash Express, Inc. 1997 Stock Incentive Plan of Ace Cash Express, Inc. and subsidiaries.

/s/ GRANT THORNTON LLP
Dallas, Texas
August 19, 2004